Exhibit 4.4

Amendment to Rights Agreement

This Amendment (this “Amendment”) to the Rights Agreement, is made as of April 27, 2026, by and between StableX Technologies, Inc., a Delaware corporation (the “Company”), and Equiniti Trust Company, LLC (“Rights Agent”), as rights agent, is amending that certain Rights Agreement, dated as of July 31, 2025, by and between the Company and the Rights Agent (the “Rights Agreement”). Except as set forth herein, any defined terms contained herein have the respective meaning(s) set forth in the Rights Agreement.

WITNESSETH

WHEREAS, the Company and the Rights Agent desire, pursuant to and in accordance with Section 27 of the Rights Agreement, to amend the Rights Agreement to make certain amendments to the definition of “Exempt Person” under the Rights Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the Company and the Rights Agent agree as follows:

1.	Amendment to Rights Plan. The parties hereby agree that Section 1(q) of the Rights Agreement is hereby amended and restated as follows (emphasis added):

(q)	“Exempt Person” shall mean (A) the Company or any Subsidiary of the Company, in each case including, without limitation, in its fiduciary capacity, or any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity or trustee holding (or acting in a fiduciary capacity in respect of) Company Stock for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or of any Subsidiary of the Company, or (B) any other Person if the Board of Directors has determined in good faith that such Person shall be an “Exempt Person.”

2.	Counterparts; Facsimile Execution. This Amendment may be executed in one or more counterparts (including by electronic mail, in PDF or by DocuSign or similar electronic signature), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

3.	Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under the Rights Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

4.	Terms and Conditions of the Rights Agreement. Except as modified and amended herein, all of the terms and conditions of the Rights Agreement shall remain in full force and effect.

[Signature pages follow immediately.]

In witness whereof, the undersigned has executed and delivered this Amendment as of the date first above written.

Company:

STABLEX TECHNOLOGIES, Inc.

By:	/s/ Joshua Silverman
Name:	Joshua Silverman
Title:	Chief Executive Officer

In witness whereof, the undersigned has executed and delivered this Amendment as of the date first above written.

Rights Agent:

EQUINITI TRUST COMPANY, LLC

By:	/s/ Krista Riley
Name of signatory:	Krista Riley
Title:	Manager, Corporate Stock Transfer